Exhibit 99.2

NEWS RELEASE

NYSE: MMP

Date:	May 27, 2004

Contact:	Paula Farrell
(918) 573-9233
paula.farrell@magellanlp.com

Magellan Midstream Partners to Receive $117.5 Million to Settle Certain Indemnifications

TULSA, Okla. – Magellan Midstream Partners, L.P. (NYSE: MMP) announced today that it has entered into an agreement with Williams (NYSE: WMB) under which Williams will pay the partnership $117.5 million to release Williams from certain indemnifications provided to the partnership for assets previously purchased from Williams. The indemnifications primarily relate to environmental items for periods during which Williams was the owner of those assets.

“This agreement is attractive for the partnership,” noted Don Wellendorf, Magellan’s chief executive officer. “We will receive 100 percent of the value of Williams’ remaining indemnification obligations provided both at the time of our initial public offering and when we purchased the Magellan Pipeline.

“We believe the negotiated settlement is sufficient to cover future liabilities related to these indemnifications, and it provides the partnership with greater control of all indemnity related issues.”

As of March 31, 2004, known liabilities covered by these indemnifications were approximately $27 million. Magellan’s management estimates that cash expenditures associated with these known liabilities will be paid over the next ten years.

The partnership will receive a $35 million cash payment from Williams on July 1, 2004. The remaining balance will be received in installments on July 1 over the next 3 years of $27.5 million, $20 million and $35 million in 2005, 2006 and 2007, respectively.

Cash available for distributions is not expected to be negatively impacted by the settlement as future expenditures for matters previously indemnified will be covered by the negotiated payments from Williams.

The accounting implications of this transaction result in no impact to earnings allocated to limited partners. The difference between the present value of the cash received under the indemnification settlement and indemnified amounts already recognized on the partnership’s balance sheet as receivable from Williams will be recorded as a capital contribution by the general partner during second-quarter 2004.

Accounting rules further require that the difference between the present value and the gross amount of the cash receipts from Williams be recorded ratably through July 2007 as interest income allocated directly to the general partner. Future liabilities that would have been covered by the extinguished indemnifications will be recorded as expense on the partnership’s income statement as those liabilities are identified. This expense also will be directly charged to the general partner.

The partnership’s environmental indemnification from Magellan Midstream Holdings, L.P., the owner of the partnership’s general partner, is not impacted by this settlement with Williams.

About Magellan Midstream Partners, L.P.

Magellan Midstream Partners, L.P. is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products. More information is available at www.magellanlp.com.

###

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the partnership believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in the partnership’s filings with the Securities and Exchange Commission.